EXHIBIT 99.2

Description of Other Indebtedness

3.625% Senior Notes

Pursuant to an indenture, dated as of December 16, 2019, between NCL Corporation, Ltd. (the “Issuer”) and U.S. Bank National Association, as trustee (the “3.625% Senior Notes Indenture”), the Issuer issued the 3.625% Senior Notes due 2024 (the “3.625% Senior Notes”), which mature on December 15, 2024.

The Issuer pays interest on the 3.625% Senior Notes at 3.625% per annum, semiannually on June 15 and December 15 of each year, to holders of record at the close of business on the immediately preceding June 1 and December 1, respectively.

The Issuer may redeem the 3.625% Senior Notes, in whole or in part, at any time prior to December 15, 2021, at a price equal to 100% of the principal amount of the 3.625% Senior Notes redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole premium.” The Issuer may redeem the 3.625% Senior Notes, in whole or in part, on or after December 15, 2021, at the redemption prices set forth in the 3.625% Senior Notes Indenture. At any time (which may be more than once) on or prior to December 15, 2021, the Issuer may choose to redeem up to 40% of the aggregate principal amount of the 3.625% Senior Notes at a redemption price equal to 103.625% of the face amount thereof with an amount equal to the net proceeds of one or more equity offerings, so long as at least 60% of the aggregate principal amount of the 3.625% Senior Notes issued remains outstanding following such redemption.

The 3.625% Senior Notes Indenture contains covenants that limit the Issuer’s ability to, among other things: (i) create liens on certain assets to secure debt; (ii) enter into sale leaseback transactions; and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of the Issuer’s assets. The 3.625% Senior Notes Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and other monetary obligations on all the then outstanding 3.625% Senior Notes to become due and payable immediately.

Senior Secured Credit Facility

The Issuer is a borrower under a credit agreement, originally dated as of May 24, 2013, as amended and restated on October 31, 2014, June 6, 2016 and October 10, 2017, and as further amended and restated on January 2, 2019, by and among the Issuer and Voyager Vessel Company, LLC, as co-borrowers, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and various lenders and agents, providing for a senior secured credit facility (the “Senior Secured Credit Facility”) consisting of (i) the $875.0 million Revolving Loan Facility (the “Revolving Loan Facility”) and (ii) a $1.6 billion secured term loan A facility (the “Term Loan A Facility”).

Borrowings Outstanding

As of March 31, 2020, our Revolving Loan Facility was fully drawn, with $875.0 million borrowings outstanding, and we had $1,551.4 million borrowings outstanding under our Term Loan A Facility.

Interest Rate and Fees

Borrowings under the Revolving Loan Facility and the Term Loan A Facility bear interest at a rate per annum equal to (a) an adjusted LIBOR rate or (b) a base rate determined by reference to the greatest of (i) the federal funds rate plus 0.50%, (ii) the prime rate in effect on such day and (iii) the adjusted LIBOR rate plus 1%, in each case plus an applicable margin that is determined by reference to a total leverage ratio, with an applicable margin of between 1.75% and 1.00% with respect to Eurocurrency loans and between 0.75% and 0.00% with respect to base rate loans. As of March 31, 2020, the interest rate for borrowings under the Revolving Loan Facility and the Term Loan A Facility were LIBOR + 1.25% with respect to Eurocurrency borrowings and base rate + 0.25% with respect to base rate borrowings.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, the borrower is required to pay a quarterly commitment fee to the lenders under the Revolving Loan Facility in respect of the unutilized commitments thereunder. The commitment fee rate is determined by reference to a total leverage ratio, with a maximum commitment fee rate of 0.30%.

Payments, Prepayments and Amortization

We are required to repay the loans under the Term Loan A Facility in quarterly installments, commencing on June 30, 2019, in an aggregate principal amount equal to 1.25% of the loans outstanding immediately after the closing date of the Term Loan A Facility, with the remaining unpaid principal amount of loans under the Term Loan A Facility due and payable in full at maturity on January 2, 2024. Principal amounts outstanding under the Revolving Loan Facility are due and payable in full at maturity on January 2, 2024.

The borrower may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, subject to customary breakage costs with respect to Eurocurrency loans.

The Senior Secured Credit Facility requires the borrower to prepay outstanding loans under the Term Loan A Facility, subject to certain exceptions, with 100% (which percentage will be reduced to a percentage equal to the fair market value of the applicable mortgaged vessel divided by the fair market value of all of the mortgaged vessels under the Senior Secured Credit Facility if the facility’s loan-to-value ratio is 0.5x or less) of the net cash proceeds received from an asset sale or event of loss (net of certain fees, premiums, taxes, required payments, and reasonable reserves in connection therewith) that are retained by us or any subsidiary, provided that we may, subject to certain conditions and limitations, apply such proceeds to assets useful in our business or to make investments in permitted business acquisitions.

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Guarantee and Security

All of our obligations under the Senior Secured Credit Facility are unconditionally guaranteed by our subsidiaries Norwegian Star Limited, Norwegian Spirit, Ltd., Norwegian Sun Limited, Norwegian Dawn Limited, Norwegian Pearl, Ltd., Norwegian Gem, Ltd., Insignia Vessel Acquisition, LLC, Nautica Acquisition, LLC, Regatta Acquisition, LLC, Mariner, LLC, Voyager Vessel Company, LLC, Navigator Vessel Company, LLC and Norwegian Sky, Ltd., which subsidiaries own our ships Norwegian Star, Norwegian Spirit, Norwegian Sun, Norwegian Dawn, Norwegian Pearl, Norwegian Gem, Insignia, Nautica, Regatta, Seven Seas Mariner, Seven Seas Voyager, Seven Seas Navigator and Norwegian Sky, respectively.

All of our obligations under the Senior Secured Credit Facility and the guarantees thereof (as well as all obligations under any interest-hedging or other swap agreements), are secured by a first priority (and in the case of any interest-hedging or other swap agreements, second priority) perfected security interest in (i) all equity interests of each of the guarantors; and (ii) substantially all of the assets of each of the guarantors, including, but not limited to (A) first lien ship mortgages on Norwegian Star, Norwegian Spirit, Norwegian Sun, Norwegian Dawn, Norwegian Pearl, Norwegian Gem, Insignia, Nautica, Regatta, Seven Seas Mariner, Seven Seas Voyager, Seven Seas Navigator and Norwegian Sky and (B) first priority assignments of certain interests related to those ships.

Amendment Efforts

We made a pro rata extension offer to the lenders with outstanding loans under the Term Loan A Facility (the “Term A Loans”) and have received offer acceptances from lenders holding 83.31% of the Term A Loans (the “Term A Deferring Lenders”). Such offer will result in an amendment to the Senior Secured Credit Facility that will provide that, among other things, (a) amortization payments due within the first year after effectiveness of such amendment (the “Deferral Period”) on the Term A Loans held by the Term A Deferring Lenders will be deferred and (b) the principal amount so deferred will constitute a separate tranche of Term A Loans (the “Deferred Term A Loans”). The interest rate for Deferred Term A Loans will be LIBOR + 2.50% with respect to Eurocurrency borrowings and base rate + 1.50% with respect to base rate borrowings. After the end of the Deferral Period, the Deferred Term A Loans will amortize in an aggregate principal amount equal to 25% per annum of the Deferred Term A Loans outstanding immediately after the consummation of the amendment, in quarterly installments, with the remaining unpaid principal amount of Deferred Term A Loans due and payable in full at maturity. The Term A Loans (other than the Deferred Term A Loans) that are held by the Term A Deferring Lenders shall constitute a separate class of loans (the “Legacy Term A Loans”), with the same terms as the Term A Loans under the Senior Secured Credit Facility, except that amortization payments on the Legacy Term A Loans shall be deferred during the Deferral Period. The Term A Loans that are held by lenders other than the Term A Deferring Lenders shall constitute a separate class of loans with the same terms as the Term A Loans under the Senior Secured Credit Facility. The effectiveness of the amendment is conditioned upon, among other things, us consummating a debt or equity financing resulting in at least $1.0 billion of aggregate gross proceeds prior to June 30, 2020 (the “Capital Raise Condition”).

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Other Facilities as of March 31, 2020

Facility	Outstanding Balance as of 3/31/2020	Interest Rate	Maturity	Collateral
$230 million Credit Agreement	$230,000,000	LIBOR + 1.00%(1)	2022	Pride of America
$260 million Credit Agreement	$222,560,000	LIBOR + 0.80%(2)	2022	Jewel
$675 million Credit Agreement	$675,000,000	LIBOR + 0.80%(3)	2021(3)	Epic
€529.8 million Breakaway one loan	$311,197,348	LIBOR + 0.90%(4)	2025	Breakaway
€529.8 million Breakaway two loan	$347,899,783	4.10%(5)	2026	Getaway
€590.5 million Breakaway three loan	$489,417,693	2.98%(6)	2027	Escape
€729.9 million Breakaway four loan	$648,826,978	2.98%(7)	2029	Joy
Explorer newbuild loan	$264,624,404	3.43%(8)	2028	Explorer
Explorer newbuild loan II	$425,987,473	3.01%(9)	2032	Splendor
Explorer newbuild loan III	–	(10)	2035	Explorer 3
Leonardo newbuild one loan	$48,008,601	2.68%(11)	2034	Leonardo 1
Leonardo newbuild two loan	$48,008,601	2.77%(12)	2035	Leonardo 2
Leonardo newbuild three loan	$42,006,782(11)	1.22%	2036	Leonardo 3
Leonardo newbuild four loan	$42,006,782(11)	1.31%	2037	Leonardo 4
Leonardo newbuild five loan	–	(10)	2038	Leonardo 5
Leonardo newbuild six loan	–	(10)	2039	Leonardo 6
Marina newbuild loan	$133,933,645(12)	LIBOR + 0.55%(13)	2023	Marina
O-Class plus newbuild one loan	–	(10)	2034	Allura 1
O Class plus newbuild two loan	–	(10)	2037	Allura 2
Riviera newbuild loan	$202,118,936(12)	LIBOR + 0.55%(14)	2024	Riviera
€710.8 million Seahawk one term loan	$713,609,768	3.92%(15)	2030	Bliss
€748.7 million Seahawk two term loan	$882,908,165	3.92%(16)	2031	Encore

(1)	On April 28, 2020, we entered into an amendment to this facility with lenders holding 100% of the outstanding term loans, extending the maturity of the term loans to January 10, 2022, with the interest rate in effect during the period from January 10, 2021 to January 10, 2022 increased to (x) in the case of Eurocurrency loans, at LIBOR + 1.75% and (y) in the case of base rate loans, at base rate + 0.75%.

(2)	On May 1, 2020, we entered into an amendment to this facility with lenders holding 100% of the outstanding term loans. The amendment provides that, among other things, (a) amortization payments due within the period from satisfaction of the Capital Raise Condition to May 1, 2021 (the “Jewel Deferral Period”) on the term loans held by the lenders will be deferred, (b) the principal amount so deferred will constitute a separate tranche of term loans (the “Deferred Jewel Term Loans”) and (c) the amortization payment that would have otherwise been due on May 15, 2020 shall instead be due on June 30, 2020. The interest rate for the Deferred Jewel Term Loans will be LIBOR + 2.50% with respect to Eurocurrency borrowings and base rate + 1.50% with respect to base rate borrowings. After the end of the Jewel Deferral Period, the Deferred Jewel Term Loans will amortize in an aggregate principal amount equal to 25% per annum of the Deferred Jewel Term Loans outstanding immediately after the consummation of the amendment, in semiannual installments, with the remaining unpaid principal amount of term loans due and payable in full at maturity.

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(3)	On April 30, 2020, we entered into an amendment to this facility with lenders holding 100% of the outstanding revolving facility commitments, providing that, among other things, (a) the maturity date of the revolving facility commitments will be extended to June 2, 2021, and, if we meet the Capital Raise Condition, the maturity date of the revolving facility commitments will be automatically further extended to March 3, 2022, and (b) the revolving facility loans will accrue interest at LIBOR + 1.75% with respect to Eurocurrency borrowings or base rate + 0.75% with respect to base rate borrowings.

(4)	On April 24, 2020, we entered into an amendment to this facility, deferring amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with interest rate at LIBOR + 0.90%.

(5)	On April 24, 2020, we entered into an amendment to this facility, deferring amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with interest rate at LIBOR + 1.20%.

(6)	On April 21, 2020, we entered into an amendment to this facility, deferring amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with interest rate at LIBOR + 1.50%.

(7)	On April 21, 2020, we entered into an amendment to this facility, deferring amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with interest rate at LIBOR + 1.50%.

(8)	We are currently seeking lender and export credit agency consent to defer amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with a floating interest rate.

(9)	We are currently seeking lender and export credit agency consent to defer amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with a floating interest rate.

(10)	Ability to elect fixed or floating rate prior to delivery date.

(11)	Converted from Euros to USD as of March 31, 2020.

(12)	Excludes $0.1 million in premium.

(13)	We are currently seeking lender and export credit agency consent to defer amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with a floating interest rate.

(14)	We are currently seeking lender and export credit agency consent to defer amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with a floating interest rate.

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(15)	On April 20, 2020, we entered into an amendment to this facility, deferring amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with interest rate at LIBOR + 1.00%.

(16)	On April 20, 2020, we entered into an amendment to this facility, deferring amortization payments for a year, with the deferred amortization payments constituting a separate tranche of term loans, with interest rate at LIBOR + 1.00%.

Covenants and Events of Default

The aforementioned indebtedness of the Issuer and its subsidiary borrowers contain, among other provisions, restrictive covenants and incurrence tests regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions and the maintenance of a minimum level of liquidity and certain financial ratios. Payment of borrowings under such debt facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of representation or warranty, covenant defaults, events of bankruptcy, cross defaults and a change of control.

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